EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 5, 2023, relating to the consolidated financial statements of Brady Corporation, and the effectiveness of Brady Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brady Corporation for the year ended July 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
September 5, 2023